UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2005

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois 60523
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 586-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

As previously disclosed in its Form 8-K filed on April 6, 2005, CenterPoint Properties Trust (the “Company”) entered into a series of contracts on April 6, 2005 to sell 41 industrial properties for $392.7 million to CenterPoint James Fielding, LLC (“CNTJF”), a newly formed venture between the Company and the JF US Industrial Trust.  CenterPoint has a 5% interest in the venture and will manage the portfolio for fees.  As previously disclosed, this sale was to be accomplished in four stages.  On November 1, 2005, the Company closed on the disposition of 15 industrial buildings totaling 2.2 million square feet to CNTJF, which was the third stage of the four-stage portfolio disposition.  As of November 1, 2005, these dispositions had a gross sales price of $302.6 million.  The fourth stage of the portfolio disposition, which includes 8 buildings totaling 1.9 million square feet, is expected to close in January 2006.  Additionally, 4 other individually insignificant operating properties were also held-for-sale at September 30, 2005.  Including the portfolio sale to CNTJF, the Company and its consolidated subsidiaries have completed the disposition of 48 individually insignificant industrial properties for an aggregate sales price of approximately $534.9 million from January 1, 2005 through November 1, 2005.

Item 9.01  Financial Statements and Exhibits

99.1                           Unaudited pro forma financial information related to all real estate dispositions from January 1, 2005 through November 1, 2005 and all properties held-for-sale at September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated:	January 26, 2006	By:	/s/ Paul S. Fisher
Paul S. Fisher
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Unaudited pro forma financial information related to all real estate dispositions from January 1, 2005 through November 1, 2005 and all properties held-for-sale at September 30, 2005.